Charter No. 1461

Comptroller of the Currency

Northeastern District

REPORT OF CONDITION

CONSOLIDATING

DOMESTIC AND FOREIGN

SUBSIDIARIES OF

Citibank, N.A. of New York in the State of New York, at the close of business on March 31, 2006, published in response to call made by Comptroller of the Currency, under Title 12, United States Code, Section 161.  Charter Number 1461 Comptroller of the Currency Northeastern District.

ASSETS	Thousands of dollars
Cash and balances due from
depository institutions:
Noninterest-bearing balances
and currency and coin	$15,087,000
Interest-bearing balances	24,772,000
Held-to-maturity securities	0
Available-for-sale securities	131,786,000
Federal funds sold in domestic
Offices	7,936,000
Federal funds sold and
securities purchased under
agreements to resell	8,086,000
Loans and leases held for sale	4,690,000
Loans and lease financing
receivables:
Loans and Leases, net of
unearned income	398,831,000
LESS: Allowance for loan and lease
Losses	6,178,000
Loans and leases, net of unearned
income, allowance, and reserve	392,653,000
Trading assets	97,934,000
Premises and fixed assets
(including capitalized leases)	4,133,000
Other real estate owned	67,000
Investments in unconsolidated
subsidiaries and associated
companies	794,000
Customers' liability to this bank
on acceptances outstanding	N/A
Intangible assets: Goodwill	9,181,000
Intangible assets: Other intangible
Assets	11,083,000
Other assets	41,133,000
TOTAL ASSETS	$749,335,000

LIABILITIES
Deposits: In domestic offices	$139,839,000
Noninterest- bearing	23,743,000
Interest- bearing	116,096,000
In foreign offices, Edge and
Agreement subsidiaries,
and IBFs	377,762,000
Noninterest- bearing	30,480,000
Interest- bearing	347,282,000
Federal funds purchased in domestic
Offices	14,312,000
Federal funds purchased and securities
sold under agreements
to repurchase	12,740,000
Demand notes issued to the
U.S. Treasury	0
Trading liabilities	48,921,000
Other borrowed money (includes
mortgage indebtedness and
obligations under capitalized
leases): ss	46,883,000
Bank's liability on acceptances
executed and outstanding	N/A
Subordinated notes and debentures	16,000,000
Other liabilities	34,330,000
TOTAL LIABILITIES	$690,787,000
Minority interest in consolidated
Subsidiaries	512,000

EQUITY CAPITAL
Perpetual preferred stock and
related surplus	0
Common stock	751,000
Surplus	27,283,000
Retained Earnings	32,122,000
Accumulated net gains (losses)
on cash flow hedges	-2,120,000
Other equity capital components	0
TOTAL EQUITY CAPITAL	$58,036,000
TOTAL LIABILITIES AND EQUITY
CAPITAL	$749,335,000

I, William J. Gonska, Controller & Vice President of the above-named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

William J. Gonska, CONTROLLER & VICE PRESIDENT

We, the undersigned directors, attest to the correctness of this Report of Condition.  We declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions and is true and correct.

ALAN S. MACDONALD

WILLIAM R. RHODES

SALLIE L. KRAWCHECK

DIRECTORS